Exhibit 4.33

ADDENDUM TO THE LEASE DEED

This addendum dated December 10, 2022 (“this Addendum”) to the Lease Deed dated December 10, 2022 (“Lease Deed”) is made at Gurugram.

BETWEEN

M/s DLF Cyber City Developers Limited, a company incorporated under the Companies Act, 1956 having its registered office at 10th floor, DLF Gateway Tower, DLF City Phase – III, Gurgaon, Haryana - 122002, India(hereinafter referred to as ‘THE LESSOR’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors, nominees, transferees and assigns) acting through its authorized signatories, Mr. Nishant Banerjee and Mr. Baljeet Singh duly authorized vide board resolution dated 16.07.2020 of the First Part.

AND

M/s MakeMyTrip (India) Private Limited, a company incorporated under the Companies Act, 1956 and presently having its registered office in India at 19th Floor, Tower A/B/C Epitome Building No. 5, DLF Cyber City, DLF Phase III, Gurgaon-122002, Haryana (hereinafter referred to as ‘THE LESSEE’ which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors) having Permanent Account Number (PAN) AADCM5146R and Tax Deduction and Collection Account Number (TAN) DELM09144C, acting through its authorized signatory, Mr. Vikash Kumar Tiwari duly authorized vide board resolution dated 8th January 2021 of the Second Part.

(Both THE LESSOR and THE LESSEE are collectively referred to as "the Parties”).

Wherever the context so requires, THE LESSOR and THE LESSEE shall be individually referred to as ‘Party’ and collectively referred to as ‘Parties’.

Capitalized words and expressions not defined herein shall have the meaning ascribed to them in the Lease Deed.

WHEREAS THE LESSEE and THE LESSOR have executed the Lease Deed in respect of super area admeasuring 1,18,968 sq. ft. (11,052.332 sq. mtrs.) situated on 19th Floor, Tower A, B and C, building no. 5, DLF Cyber City, Gurugram-122002 (hereinafter referred to as “Demised Premises”).

AND WHEREAS upon request of THE LESSEE, THE LESSOR has agreed to carry out certain amendments/additions/modifications to the Lease Deed to give effect to the understanding which is recorded in this Addendum.

NOW THIS ADDENDUM WITNESSETH AS UNDER:

1.
That this Addendum, upon execution, shall form an integral part of the Lease Deed. The contents hereof shall be effective from the date the Lease Deed becomes effective and shall be coterminous with the Lease Deed.

2.
That it has been agreed between the Parties to cause the following amendments/ additions/ modifications to the Lease Deed in the manner as provided hereunder:
2.1.
That Recital B of the Lease Deed stands substituted with the following recital and accordingly Recital B reads as under:

“B After due inspection and verification of Said Plot, Said Complex, Said Building and Demised Premises and after considering the offer of THE LESSOR to share all approvals and sanctions including approved building plans, documents relating to title, competency and all other relevant details, THE LESSEE is entering into this Lease Deed.”

2.2.
That Clause 1(A) of the Lease Deed stands modified to the effect that the definition of “Business Operations” stands added before the definition of “Car Parking Charges” and accordingly the definition of “Business Operations” reads as under:

“Business Operations” shall mean business activities relating to information technology/ information technology enabled services, carried out by THE LESSEE from the Demised Premises as per the Laws.”

2.3.
That Clause 1(A) of the Lease Deed stands modified to the effect that the definition of “Undisputed Amount(s)” stands added after the definition of “TDS” and accordingly the definition of “Undisputed Amount(s)” reads as under:

“Undisputed Amount(s)” shall mean all amounts jointly and severally, as set forth in Annexure C-I, which are payable by THE LESSEE in terms of the Lease Deed, and additionally shall include such other amounts that the Parties agree are payable under this Lease Deed.”

2.4.
That Clause 2 of the Lease Deed stands substituted with the following clause and accordingly Clause 2 reads as under:

“2. THE LESSOR hereby agrees to grant Demised Premises on Lease to THE LESSEE and THE LESSEE agrees to take Demised Premises on Lease from THE LESSOR for Lease Term.

During Lease Term, THE LESSEE shall have the right to use car parking spaces, as provided in Annexure T-III, in terms of this Lease Deed. Further, THE LESSEE shall also have the right to use the common areas, facilities and amenities including areas in the basement / stilt reserved for ingress / egress and common circulation in Said Building / Said Complex / Said Plot along with other lessees / occupants in Said Building / Said Complex, as per terms and conditions of this Lease Deed.

THE LESSEE agrees and undertakes that it shall only conduct the Business Operations from Demised Premises which is in accordance with Laws.”

2.5.
That Clause 4.5 of the Lease Deed stands substituted with the following clause and accordingly Clause 4.5 reads as under:

“4.5 Notwithstanding other rights of THE LESSOR, all delayed payments in respect of Undisputed Amount(s) under this Lease Deed shall carry an interest, at DPI Rate, from Due Date till the date the payments are realized by THE LESSOR.”

2.6.
That Clause 5.4 of the Lease Deed stands substituted with the following clause and accordingly Clause 5.4 reads as under:

“5.4 Security Deposits shall be the amounts kept with THE LESSOR or its nominee(s) / assign(s) to secure the due performance of obligations including payments of all dues in respect of Undisputed Amount(s) by THE LESSEE under this Lease Deed. THE LESSOR shall be entitled, at any time, to utilize and make deduction(s) from Security Deposits of the Undisputed Amount(s) and TDS (if any), which in the opinion of THE LESSOR, is / are equivalent to the outstanding dues of THE LESSEE in accordance with the terms of this Lease Deed. THE LESSEE shall be required to forthwith replenish Security Deposits to the full amount upon any deduction(s) made by THE LESSOR under any provision of this Lease Deed.

THE LESSOR shall provide to THE LESSEE the statement of the outstanding dues payable by THE LESSEE, if any, and other estimated charges payable under this Lease Deed, supported with relevant documents, Five (05) days prior to the expiry of Lease Term / Lease Renewal Term, if any, or earlier termination of this Lease Deed and THE LESSEE undertakes to pay the aforesaid Undisputed Amount(s) and TDS (if any) not later than the date of expiry / earlier termination of this Lease Deed and provide TDS certificates within the requisite time period as provided under the Income Tax Act, 1961 and the rules framed thereunder.

Simultaneously to the expiry / earlier termination of this Lease Deed and upon THE LESSEE surrendering peaceful, vacant and physical possession of Demised Premises in as good condition as it was in at the time when THE LESSEE was handed over Demised Premises for interior fit-out works (reasonable wear and tear excepted), subject to THE LESSEE making payment of any and all outstanding dues and penalties in respect of Undisputed Amount(s) and TDS (if any) during the Lease Term or Lease Renewal Term, if any, separately to THE LESSOR, THE LESSOR shall be entitled to withhold Security Deposits equivalent to one month’s last payable Monthly Rent, for making good any loss or damage caused or permitted to be caused to THE LESSOR or Demised Premises by THE LESSEE. However, if such expense incurred exceeds the amount withheld by THE LESSOR, THE LESSEE shall pay the balance amount to THE LESSOR immediately as and when demanded by THE LESSOR. Subject to the foregoing, THE LESSOR or its nominee(s) / assign(s) shall refund Security Deposits as mentioned above to THE LESSEE, without any interest thereon.”

2.7.
That Clause 6.3 of the Lease Deed stands substituted with the following clause and accordingly Clause 6.3 reads as under:

“6.3 Taxes for Demised Premises shall be paid / reimbursed by THE LESSEE to THE LESSOR, within Seven (7) days of the date of invoice / demand raised / made by THE LESSOR, giving details thereof, duly supported with the documents.”

2.8.
That Clause 7.6 of the Lease Deed stands substituted with the following clause and accordingly Clause 7.6 reads as under:

“7.6 After completion of a financial year (i.e. from 1st April of a calendar year to 31st March of the next calendar year), THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) will provide THE LESSEE, within six months, a certificate of charges / expenses / expenditure towards Maintenance Charges incurred during such financial year from a third party auditor appointed by THE LESSOR who shall certify that such Maintenance Charges are levied uniformly with respect to Said Building.

Any under-recovery by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) shall become payable by THE LESSEE to THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) and any over-recovery by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) shall become refundable by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) to THE LESSEE. Any under-recovery by THE LESSOR shall be recovered by raising the invoice / demand in this regard. Any refund to THE LESSEE on account of over-recovery shall be refunded / adjusted within Thirty (30) days of providing such third-party auditor certificate and issuance of credit / debit note (as applicable).”

2.9.
That Clause 11.1.1 of the Lease Deed stands substituted with the following clause and accordingly Clause 11.1.1 reads as under:

“11.1.1 Subject to availability and subject to THE LESSEE seeking prior written permission (which permission shall not be unreasonably withheld), THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) may allow THE LESSEE to put Façade Signage at such location / space which may be earmarked for the purpose. The size, specification, location, aesthetics etc. of Façade Signage shall be approved by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) before its installation.”

2.10.
That Clause 11.2 of the Lease Deed stands substituted with the following clause and accordingly Clause 11.2 reads as under:

“11.2 Subject to availability and subject to THE LESSEE seeking prior written permission (which permission shall not be unreasonably withheld), THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) may allow THE LESSEE to put directional signage / name / logo at such location / space which may be earmarked for the purpose. The size, specification, location, aesthetics etc. of the directional signage/ name/ logo shall be approved by THE LESSOR or its nominee(s) / assign(s) / appointed contractor(s) / appointed agency(ies) / third party service provider(s) before its installation.”

2.11.
That Clause 23.1.5 of the Lease Deed stands substituted with the following clause and accordingly Clause 23.1.5 reads as under:

“23.1.5 If Demised Premises is closed / shut by THE LESSEE during business hours for 7 consecutive days without prior written notice to THE LESSOR and there is apprehension or threat to the safety and security of Demised Premises, Said Building / Said Complex or other occupants of Said Building / Said Complex, then THE LESSEE authorizes THE LESSOR to enter Demised Premises and take possession thereof. Any such action by THE LESSOR shall be without any prejudice to THE LESSOR’s right to claim its dues or avail other remedies available to THE LESSOR. However, during the period Demised Premises remains closed / shut, THE LESSEE shall not be absolved of its responsibilities to ensure that there is no risk to the safety and security of Demised Premises, Said Building / Said Complex or other occupants / visitors of Said Building / Said Complex.”

2.12.
That Clause 24.1 of the Lease Deed stands substituted with the following clause and accordingly Clause 24.1 reads as under:

“24.1 THE LESSEE is entitled to conduct only the Business Operations from Demised Premises which is in accordance with Laws and the license(s). THE LESSEE agrees and undertakes that it shall not use Demised Premises for purposes other than as mentioned hereinbefore.”

2.13.
That Clause 24.4 of the Lease Deed stands substituted with the following clause and accordingly Clause 24.4 reads as under:

“24.4 In the event, THE LESSEE merges / amalgamates / consolidates / transfers its assets and liabilities with / to any entity on account of any merger / amalgamation or consolidation of THE LESSEE then THE LESSOR may at its discretion terminate the Lease Deed and in case of such termination THE LESSOR shall enter into a fresh lease deed on the same terms and conditions of the Lease Deed and such other document(s) with new entity / transferee as may be required, provided the resultant entity/ transferee is not a competitor of THE LESSOR or is not an entity blacklisted by THE LESSOR.”

2.14.
That Clause 25.7 of the Lease Deed stands substituted with the following clause and accordingly Clause 25.7 reads as under:

“25.7 THE LESSEE further confirms that it shall obtain / has obtained Governmental Approval which may be necessary for commencement of / carrying on of its interior fit-out works / Business Operations in Demised Premises. THE LESSEE shall be solely responsible and liable for all consequences including claims, damages, penalties, levies, fines, impositions etc. arising out of non-compliance thereof or for any action by any Governmental Authority in this regard.”

2.15.
That Clause 27 of the Lease Deed stands substituted with the following clause and accordingly Clause 27 reads as under:

“27. THE LESSOR shall allow during the term of this Lease Deed, peaceful enjoyment of Demised Premises to THE LESSEE, subject to THE LESSEE performing all its obligations under this Lease Deed.

Except for any force majeure event, if the Demised Premises becomes uninhabitable and unusable due to reasons directly attributable to THE LESSOR for 15 consecutive days, THE LESSOR shall rectify such default within a reasonable time period from the date of receipt of THE LESSEE’s written notice.

On failure of THE LESSOR to rectify the default within a reasonable time period, THE LESSEE shall be entitled to terminate the Lease Deed. Further, THE LESSEE may seek THE LESSOR to buy out the fit-outs in the Demised Premises and THE LESSOR shall purchase the said fit-outs at the depreciated value of the said fit-outs, calculated on a straight line basis for the Lease Term of the Lease Deed. The foregoing constitutes THE LESSEE’s sole right and THE LESSOR’s sole obligation in this regard.”

2.16.
That Clause 31.1(i) of the Lease Deed stands substituted with the following clause and accordingly Clause 31.1(i) reads as under:

“31.1(i) Failure by THE LESSEE to comply with Laws and / or guidelines of THE LESSOR with respect to safety / security / fire safety. Safety of all occupants of Said Building / Said Complex and that of Said Building / Said Complex itself are of paramount importance and THE LESSEE will perform all acts and deeds necessary for complying with all safety requirements.

Upon any such failure of THE LESSEE to comply with the aforesaid requirements, THE LESSOR shall by notice to THE LESSEE give Thirty (30) days to THE LESSEE to rectify the default (“Cure Period”). During the Cure Period, THE LESSEE shall not operate from such portion of Demised Premises as is affected by the default till the time such default is rectified and it shall remain the responsibility of THE LESSEE to ensure that such default poses no risk to safety and security of Demised Premises, Said Building or other occupants/visitors of Said Building. On failure of THE LESSEE to rectify the default within the Cure Period, this Lease Deed shall stand terminated on the expiry of the Cure Period and THE LESSOR will be entitled to re-enter and take possession of Demised Premises without any prejudice to THE LESSOR’s right to claim its dues and / or avail other remedies available to THE LESSOR;”

2.17.
That contents of Clause 31.1(ii) of the Lease Deed stands substituted with the words “NOT USED” and accordingly Clause 31.1(ii) reads as under:

“31.1(ii) NOT USED”

2.18.
That Clause 31.1(iii) of the Lease Deed stands substituted with the following clause and accordingly Clause 31.1(iii) reads as under:

“31.1(iii) Failure by THE LESSEE to make any payments in respect of Undisputed Amount(s) within the time stipulated in this Lease Deed and where such payments remain outstanding for a period of Sixty (60) days from the Due Date and all other defaults of similar nature including dishonour of any cheque(s) given by THE LESSEE to THE LESSOR for any reason whatsoever;”

2.19.
That the contents of Clause 31.1(vii) of the Lease Deed stands substituted with the words “NOT USED” and accordingly Clause 31.1(vii) reads as under:

“31.1(vii) NOT USED;”

2.20.
That Clause 31.1(ix) of the Lease Deed stands substituted with the following clause and accordingly Clause 31.1(ix) reads as under:

“31.1(ix) In the event THE LESSEE carries on and / or conducts any business from Demised Premises other than the Business Operations which is in accordance with Laws;”

2.21.
That the contents of Clause 31.1(x) of the Lease Deed stands substituted with words “NOT USED” and accordingly Clause 31.1(x) reads as under:

“31.1(x) NOT USED;”

2.22.
That the contents of Clause 31.1(xii) of the Lease Deed stands substituted with the words “NOT USED” and accordingly Clause 31.1(xii) reads as under:

“31.1 (xii) NOT USED.”

2.23.
That Clause 31.2 of the Lease Deed stands substituted with the following clause and accordingly Clause 31.2 reads as under:

“31.2 Except for the events of default wherein termination has been specifically provided in this Lease Deed, upon occurrence of any one or more of other event(s) of default under this Lease Deed including but not limited to those provided in clause 31.1 above, THE LESSOR shall by written notice to THE LESSEE give Thirty (30) days to THE LESSEE to rectify the default. On failure of THE LESSEE to rectify the default within Thirty (30) days so provided, this Lease Deed shall stand determined on expiry of said Thirty (30) days and THE LESSOR will be entitled to re-enter and take possession of Demised Premises without any prejudice to THE LESSOR’s right to claim its dues or avail other remedies available to THE LESSOR.

THE LESSEE agrees that upon such termination of Lease, THE LESSEE shall be left with no right or interest over Demised Premises.”

2.24.
That Clause 31.4 of the Lease Deed stands substituted with the following clause and accordingly Clause 31.4 reads as under:

“31.4 It is further agreed by THE LESSEE that THE LESSOR shall be entitled to adjust Security Deposits deposited by THE LESSEE under this Lease Deed against any/ all sums due to THE LESSOR in respect of Undisputed Amount(s), including Monthly Rent and Maintenance Charges for the un-expired period of Lease Term, Taxes for Demised Premises, interests, damages etc. In the event the aggregate of arrears of Monthly Rent, any other sum due and payable and the above-mentioned costs / expenses exceed the amount deposited as Security Deposits under this Lease Deed, then THE LESSEE shall pay to THE LESSOR to the extent of such Undisputed Amount(s) due to THE LESSOR over and above the amount deposited as Security Deposits.”

2.25.
That a new clause stands added after the Clause 32 of Lease Deed as Clause 32 A and accordingly Clause 32 A reads as under:

“32 A THE LESSOR shall not have the right to terminate Lease until expiry of Lock-in period except in accordance with Clause 31.1. After the expiry of the Lock-in period, THE LESSOR shall be liable to give a prior written notice for the Notice Period to THE LESSEE except where the termination is pursuant to Clause 31.1 and 31.2.”

2.26.
That Clause 35.1 of the Lease Deed stands substituted with the following clause and accordingly Clause 35.1 reads as under:

“35.1 THE LESSEE shall have the option to renew this Lease Deed for Lease Renewal Term(s) on the similar terms and conditions as contained in this Lease Deed and such renewal shall be permitted by THE LESSOR, provided that:

(a)
THE LESSEE has communicated to THE LESSOR by a written notice at least six (6) months prior to the expiry of Lease Term its intention to renew Lease for Lease Renewal Term; and
(b)
THE LESSEE has been performing all its obligations under this Lease Deed to the satisfaction of THE LESSOR including but not limited to payment of all dues in respect of Undisputed Amount(s).”

2.27.
That Clause 35.2 of the Lease Deed stands substituted with following clause and accordingly Clause 35.2 reads as under:

“35.2 THE LESSEE acknowledges and agrees that the renewal shall not be permitted if any Undisputed Amount(s) under this Lease Deed is due and payable by THE LESSEE.”

2.28.
That Clause 36 of the Lease Deed stands substituted with the following clause and accordingly Clause 36 reads as under:

“36 THE LESSEE represents, undertakes and assures to THE LESSOR that it shall hold THE LESSOR harmless and defend any and all action, suits, proceedings, claims, judgments etc. against THE LESSOR brought about by any third party for any IPR infringement by THE LESSEE.”

2.29.
That the contents of Clause 45 of the Lease Deed stands substituted with the words “NOT USED” and accordingly Clause 45 reads as under:

“45 NOT USED.”

2.30.
That the description at the following serial nos. of Annexure C-I of the Lease Deed stands modified / substituted and accordingly the description at the respective serial nos. reads as under:

S.NO.	ITEM	DESCRIPTION
1.	Demised Premises

Approx. 1,18,968 sq. ft. (11,052.332 sq. mtrs.) on 19th floors in Said Building comprising of:

•
Approx. 47,726 sq. ft. (4433.795 sq. mtrs.) on 19th Floor, Tower A, building 5 DLF Cyber City, Gurgaon.
•
Approx. 58,038 sq. ft. (5391.851 sq. mtrs.) on 19th Floor, Tower B DLF Cyber City, Gurgaon.
•
Approx. 13,204 sq. ft. (1226.686 sq. mtrs.) on 19th Floor, Tower C DLF Cyber City, Gurgaon.

10.	Monthly Rent

During 1st year i.e., from 10th December 2022 till 09th December 2023: Rs. 12,904,458.96/- (Rupees One Crore Twenty-Nine Lakh Four Thousand Four Hundred Fifty-Eight and Paise Ninety-Six Only) calculated at the rate of Rs. 108.47/- per square foot per month/ Rs. 1,167.57/-per square meter per month (Rupees One Hundred Eight and Paise Forty-Seven Only per square foot per month/Rupees One Thousand One Hundred Sixty-Seven and Paise Fifty-Seven Only per square meter per month) of Gross Leasable Area of Demised Premises.

During 2nd year i.e., from 10th December 2023 till 09th December 2024: Rs. 13,197,120.24/- (Rupees One Crore Thirty-One Lakh Ninety-Seven Thousand One Hundred Twenty and Paise Twenty-Four Only) calculated at the rate of Rs. 110.93/- per square foot per month/ Rs. 1,194.05/-per square meter per month (Rupees One Hundred Ten and Paise Ninety-Three Only per square foot per month/Rupees One Thousand One Hundred Ninety-Four and Paise Five Only per square meter per month) of Gross Leasable Area of Demised Premises.

During 3rd year i.e., from 10th December 2024 till 09th December 2025: Rs. 13,490,971.20/- (Rupees One Crore Thirty-Four Lakh Ninety Thousand Nine Hundred Seventy-One and Paise Twenty Only) calculated at the rate of Rs. 113.40/- per square foot per month/ Rs. 1,220.64/-per square meter per month (Rupees One Hundred Thirteen and Paise Forty Only per square foot per month/Rupees One Thousand Two Hundred Twenty and Sixty-Four Only per square meter per month) of Gross Leasable Area of Demised Premises.

Provided, THE LESSOR shall provide THE LESSEE a rent-free period of One (01) month at the end of every year during the Lease Term and Lease Renewal Term(s), if any.

However, upon earlier termination of the Lease Deed during the Lease Term or Lease Renewal Term, if any, a rent-free period shall be provided proportionate to the number of months, the Demised Premises is occupied by THE LESSEE during that year in which such termination takes place.

11.	Car Parking Charges Additional Car Parking Charges

Rs. NIL/- (Rupees NIL only) for 104 car parking space(s) at Rs. NIL/- per car parking space per month, (Rupees NIL only) per car parking space per month.

Additional Car Parking Space(s): Rs. 8,45,250/- (Rupees Eight Lacs Forty-Five Thousand Two Hundred and Fifty Only) for 105 additional car parking space(s) at the rate of Rs. 8,050/- (Rupees Eight Thousand Fifty Only) per car park per month.

13.	Lease Renewal Term(s) and Escalation(s)

One (01) term(s) of Three (03) years.

During the Lease Renewal Term (if any) Monthly Rent, Car Parking Charges, Façade Signage Charges, Security Deposits etc., shall be enhanced at the end of 36th month from Lease Commencement Date by 15 % over and above the amount paid during the 35th month from the Lease Commencement Date.

Interest Free Refundable Security Deposit shall always be equivalent to 14.69 months’ corresponding Monthly Rent and upon escalation as mentioned hereinabove, the differential amount shall be payable by THE LESSEE on or before such escalation.

14.	Interest Free Refundable Security Deposit (IFRSD)

Rs. 18,95,66,502.12/- (Rupees Eighteen Crore Ninety-Five Lakhs Sixty-Six Thousand Five Hundred Two and Paise Twelve Only) calculated at the rate of Rs. 108.47/- per square foot per month /Rs. 1,167.57/- per square meter per month (Rupees One Hundred Eight and Paise Forty-Seven Only) per square foot per month / Rupees One Thousand One Hundred Sixty-Seven and Paise Fifty-Seven Only per square meter per month) of Gross Leasable Area of Demised Premises in the following manner:

Already paid under the Earlier Lease: Rs. 17,23,39,141.50/- (Rupees Seventeen Crore Twenty-Three Lakhs Thirty-Nine Thousand One Hundred Forty-One and Fifty Paise Only); and

Differential amount payable on signing of this Lease Deed: Rs. 1,72,27,360.62/- (Rupees One Crore Seventy-Two Lakh Twenty-Seven Thousand Three Hundred Sixty and Sixty-Two Paise Only).

IFRSD shall always be equivalent to 14.69 months’ corresponding Monthly Rent of Demised Premises as prevailing at any point of time during Lease Term. Further, upon escalation in Monthly Rent as mentioned at serial number 13 hereinabove, the differential amount shall be payable by THE LESSEE on or before such escalation.

16.	Interest Free Refundable Maintenance Security Deposit(IFRMSD)

Rs. 1,35,84,658.50/- (Rupees One Crore Thirty-Five Lakh Eighty-Four Thousand Six Hundred Fifty-Eight and Fifty Paise only) calculated at the rate of estimated Maintenance Charges for Gross Leasable Area of Demised Premises for 06 (Six) months in the following manner:

1.
Already paid under the Earlier Lease: Rs. 1,35,84,658.50/- (Rupees One Crore Thirty-Five Lakh Eighty-Four Thousand Six Hundred Fifty-Eight and Fifty Paise Only);
2.
Differential amount payable on signing of this Lease Deed: Rs. NIL and
3.
Payment of the differential amount as computed based on Six (06) months’ Maintenance Charges as prevailing at 37th month from, as the case may be, shall be made by THE LESSEE by the 1st day of the respective month.

25.	Façade Signage	Number of signage(s) Two (02) at location numbers SC4A(Y) and SC1(Y) as per enclosure/Annexures.
26.	Façade Signage Charges
•
One Façade Signage of demarcation 14.37 mts X 2.20 mts @ NIL charges, and;
•
Second Façade Signage of demarcation 7.632 mts X 2.20 mts @ Rs. 23,80,500/- (Rupees Twenty-Three Lakhs Eighty Thousand and Five Hundred Only) per annum.

27.	Lock-in period	36 (Thirty-Six) months from Lease Commencement Date i.e., 10th December 2022. (Including 6 months’ Notice Period)
28.	Notice Period for termination of Lease.	6 months.

3.
All other terms and conditions of the Lease Deed shall remain valid and the same shall be binding on both THE LESSOR and THE LESSEE.

4.
This Addendum along with Annexures shall be a part and parcel of the Lease Deed and shall be binding on the Parties. In the event of a conflict between the terms of this Addendum and the Lease Deed, the terms of this Addendum shall prevail to the extent of the conflict.

5.
All costs, charges, expenses including penalties, payable on or in respect of execution and registration of this Second Addendum and/or all other instruments and deeds to be executed pursuant to this Second Addendum, shall be borne and paid by THE LESSEE who shall be responsible for compliance of the provisions of Indian Stamp Act, 1899 and Registration Act 1908.

IN WITNESS WHEREOF the Parties hereto have set their hands to these presents on the day, month and year first and above mentioned.

For DLF Cyber City Developers Limited	For MakeMyTrip (India) Private Limited

/s/ Nishant Banerjee /s/ Baljeet Singh	/s/ Vikash Kumar Tiwari
(Nishant Banerjee) & (Baljeet Singh)	(Vikash Kumar Tiwari)
Authorized Signatories	Authorized Signatory

WITNESSES:

1.	1.

2.	2.

Annexure – A

Façade Signage Location – MakeMy Trip

Annexure - B

Façade Signage Location – Goibibo